EXHIBIT 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Uber Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	4.150% Senior Notes due 2031	Rule 457(r)	$1,000,000,000	99.895%	$998,950,000	0.00015310	$152,939.25
	Debt	4.800% Senior Notes due 2035	Rule 457(r)	$1,250,000,000	99.630%	$1,245,375,000	0.00015310	$190,666.92
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$2,244,325,000		$343,606.17
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$343,606.17

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (File No.333-271617) filed with the Securities and Exchange Commission on May 3, 2023 (the “Registration Statement”). This “Calculation of Filing Fee” table shall be deemed to update the table filed as Exhibit 107 in accordance with Item 16 of the Registration Statement. The prospectus is a final prospectus for the related offering.